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                                                                       EXHIBIT 4


                        FLEETBOSTON FINANCIAL CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN
                            JULY 1, 2000 RESTATEMENT


1.       PURPOSE

         This Plan, the FleetBoston Financial Corporation Employee Stock Purchase Plan ("ESPP" or "Plan"), is an amendment and restatement of the Fleet Financial Group, Inc. Employee Stock Purchase Plan. The purpose of the Plan is to enable eligible employees to acquire an ownership interest in FleetBoston Financial Corporation ("Corporation").

         The ESPP is intended to qualify as a bona fide employee stock purchase plan for the purposes of the Worker Economic Opportunity Act (Pub. L. No. 106-202). As such, any value or income derived by an Employee due to his or her participation in the Plan is excluded from the Employee's "regular rate of pay" under the Fair Labor Standards Act, 29 U.S.C.ss. 201, et seq.

2.       DEFINITIONS

         As used in the Plan, the following words and phrases shall have the meaning set forth below:

         "ACCOUNT" means, for a Participant, the account established and maintained in accordance with Section 7.1.

         "AGENT" means any entity designated by the Plan Administrator as an agent for purposes of administering the Plan.

         "BOARD OF DIRECTORS" means the Board of Directors of FleetBoston Financial Corporation.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMITTEE" means the Human Resources and Board Governance Committee of the Board of Directors, or a successor committee with the authority to amend the Plan and to appoint a Plan Administrator.

         "COMMON STOCK" means the common stock of FleetBoston Financial Corporation.

         "CORPORATION" means FleetBoston Financial Corporation.

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         "CURRENT MARKET VALUE" means

                  (i) for Shares purchased from the Corporation, the average of the daily high and low sales prices of Shares as reported on the New York Stock Exchange Composite Tape on the date the purchase is made, or

                  (ii) for Shares purchased for the Plan on the open market, the price paid for the Shares.

         "ELIGIBLE EMPLOYEE" means an Employee who has reached the age of majority in his or her state of residence, other than (i) a temporary Employee, or (ii) an Employee covered by a collective bargaining agreement that does not provide for participation in the Plan; PROVIDED, HOWEVER, that an Eligible Employee shall not include any individual who is not recorded as an Employee on the payroll records of the Employer, including any such person who is subsequently reclassified by a court of law or regulatory body as a common law employee of the Employer. For purposes of clarification only and not to imply that the preceding sentence would otherwise cover such person, the term Eligible Employee does not include any individual who performs services for the Employer as an independent contractor or under any other non-employee classification.

         "EMPLOYEE" means an employee on the main U.S. payroll of the Corporation.

         "EMPLOYER" means the Corporation, a member of a "controlled group of corporations" (within the meaning of Section 414(b) of the Code) with the Corporation, or of a trade or business under "common control" (within the meaning of Section 414(c) of the Code) with the Corporation, if any Eligible Employees are employed by such entity.

         "EMPLOYMENT SERVICE" is defined in Section 5.2.

         "ESPP" or "PLAN" means the FleetBoston Financial Corporation Employee Stock Purchase Plan.

         "FRACTIONAL SHARE" is a partial Share of Common Stock.

         "PARTICIPANT" means an Employee with an Account under the Plan and any former Employee whose Account has not been fully distributed from the Plan.

         "PAY" means only base pay, overtime, commissions and non-discretionary incentive pay. Bonus pay, for example, is not included.

         "PAY DATE" means a date on which Employees receive their regular pay checks.

         "PLAN ADMINISTRATOR" means the business unit, committee or person appointed by the Committee to administer the Plan.

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         "PURCHASE PRICE" is the price at which Shares purchased by the Plan are allocated to Participants' Accounts. The Purchase Price is determined on a daily basis, as the weighted average of the Current Market Value of all Shares purchased by the Plan on that day.

         "SHARE" is a share of Common Stock.

3.       EFFECTIVE DATE OF THE PLAN

         The effective date of this amended and restated Plan is July 1, 2000.

4.       ELIGIBILITY AND PARTICIPATION

         4.1 ELIGIBILITY. Each Eligible Employee may participate in the Plan, provided that no Employee may participate in the Plan if the applicable laws of any state, country or other jurisdiction prohibit his or her participation in the Plan, or render the provisions of the Plan invalid or inoperative in their application to such Employee.

         4.2 PARTICIPATION. To become a Participant, an Eligible Employee must authorize a payroll deduction for the purchase of Shares or the Plan must receive, with the consent of the Plan Administrator, a transfer of assets with respect to an Eligible Employee.

         4.3       TERMINATION AND SUSPENSION OF PARTICIPATION.

                  a. A Participant's eligibility to authorize a payroll deduction with respect to the Plan shall terminate if (i) the Participant is no longer an Eligible Employee or (ii) the Plan terminates. Unless a severance arrangement covering a Participant specifically provides to the contrary, a Participant ceases to be an Eligible Employee at the time the Participant ceases performing services for the Employer, regardless of whether the Participant subsequently receives salary continuation or other severance payments.

                  b. A Participant's eligibility to authorize a payroll deduction with respect to the Plan shall be suspended if the Participant (i) is temporarily unable to purchase Shares by reason of the securities laws, or (ii) takes a hardship withdrawal from the FleetBoston Financial Savings Plan ("Savings Plan") or a predecessor plan. If a Participant's participation in the ESPP is suspended as a result of a hardship withdrawal, the suspension shall end as of the first pay period beginning after the one-year anniversary of the hardship withdrawal, or as otherwise required by the Internal Revenue Service. For hardship distributions only, a Participant must re-enroll after the suspension period if he or she wishes to resume payroll deductions. The Plan Administrator shall establish reasonable procedures for administering suspensions.

5.       CONTRIBUTIONS

         5.1 PERCENTAGE LIMITS. An Eligible Employee may authorize a payroll deduction of any whole percentage of his or her Pay from 1% to 15%, with a maximum deferral of $25,000 for each calendar year, or, for the year 2000, from July 1, to

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December 31. A Participant may change his or her authorized payroll deduction
(within the limits specified in this Section 5.1) or may cancel his or her payroll deductions at any time. Authorizations, changes and cancellations shall be made in accordance with procedures established by the Plan Administrator.

         5.2 ELIGIBILITY FOR DISCOUNTS. An Eligible Employee shall be eligible to purchase Shares under the Plan at a discount, if available in accordance with
Section 5.3, beginning on the first pay date in the calendar quarter immediately following his completion of one year of Employment Service, including service with Fleet Financial Group, Inc. and BankBoston Corporation and their affiliates before October 1, 1999. A Participant's Employment Service shall be the same as his or her "Vesting Service" as reflected on the books and records of the Savings Plan from time to time, except that any corrective adjustment of an Employee's Vesting Service under the Savings Plan shall not be given retroactive effect under the Plan.

          5.3 AMOUNT OF DISCOUNTS. Effective July 1, 2000, Participants shall receive a 15 percent discount on the purchase of Shares under the Plan, by means of a contribution to the Plan by the Corporation of 15 cents for each 85 cents contributed by the Participant by payroll deduction. The Committee in its sole discretion may change or discontinue the discount at any time, provided that the discount available under the Plan may not exceed 15 percent.

6.       INVESTMENT OF CONTRIBUTIONS

         6.1 PURCHASE OF SHARES. As promptly as practicable after the receipt by the Plan of Participant contributions by payroll deductions and of any corresponding Corporation contributions, the Plan Administrator shall apply the contributions to the purchase of Shares. Purchases may be made from the Corporation or on the open market at the Current Market Value.

         6.2 SHORT-TERM INVESTMENT OF CONTRIBUTIONS. The Plan Administrator may, in its discretion, direct the investment of payroll deduction amounts in short-term money market accounts until invested in Shares and any interest thereon shall be applied to offset the expenses of the Plan. No interest will be credited to the Account of any Participant.

         6.3 DIVIDENDS. Except as provided in Section 8.5, dividends paid on stock held in each Participant Account shall be reinvested in Shares at the Current Market Value, as soon as practicable following each dividend payment date.

7.       PARTICIPANT ACCOUNTS

         7.1 SEPARATE ACCOUNTS. A recordkeeping account shall be established for each Participant under the Plan in such manner as the Plan Administrator may determine. Participants' Accounts shall be updated no less frequently than monthly to reflect Participant and Corporation contributions, dividends, purchases and sales of Shares, and withdrawals and other distributions.

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         7.2 ALLOCATIONS. Allocations of purchased Shares shall be made to
Participants Accounts as follows:

                  (a) for each Pay Date, a number of Shares equal to the amount of the Participant's contribution plus the discount, if any, provided under Section 5.3, divided by the applicable Purchase Price, and

                  (b) for each dividend payment date, a proportionate number of the total Shares purchased by the Agent at Current Market Value with any dividends, based on the number of Shares allocated to the Participant's Account as of the record date for such dividend in relation to the aggregate number of Shares in the Accounts of all Participants.

8.       ACCOUNT DISTRIBUTIONS AND WITHDRAWALS

         8.1 WITHDRAWALS. A Participant may withdraw all or a portion of the Shares that are allocated to his or her Account beginning at the end of the six-month period after the pay date on which amounts were deducted to purchase Shares. The six-month holding period restriction does not apply to Shares purchased (i) entirely with dividends, (ii) before July 1, 2000, or (iii) with transferred assets.

         8.2 POST-EMPLOYMENT DISTRIBUTIONS. If a Participant ceases to be an Employee for any reason, including total disability or death, the six-month holding period restriction described in Section 8.1 continues to apply. If the Participant (or his or her legal representative or beneficiary, if applicable) does not request a full distribution of his or her Account six months after employment ends, the Account will automatically be distributed within a reasonable time thereafter.

         8.3 DISTRIBUTION OPTIONS. A Participant (or legal representative or beneficiary, if applicable) may request a withdrawal or distribution from his or her Account in one of three forms, subject to any applicable restrictions under the securities laws or the Corporation's Policy on Personal Transactions in FleetBoston Financial Securities:

                  (a) Distribution of a stock certificate for the number of whole Shares, along with a check for the market value of any Fractional Shares.

                  (b) Transfer of the whole Shares to a brokerage account, with a check for the market value of any Fractional Shares sent to the Participant.

                  (c) Sale of Shares in the Account by the Agent on the Participant's behalf, and distribution to the Participant of the sales proceeds, less any applicable brokerage fees or charges.

         8.4 TIMING OF DISTRIBUTIONS. Distributions shall be made within a reasonable time following the receipt of the request by the Participant (or beneficiary or legal representative, if applicable).

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         8.5 DIVIDENDS. If a Participant's Shares are distributed after a dividend record date but before a dividend payment date, the Participant shall receive any cash or other property allocated to the Participant's Account and not already distributed to the Participant, as promptly as practicable after the dividend payment date.

         8.6 PAYMENT TO INCOMPETENTS. If the Plan Administrator determines that any Participant is unable for any reason (including, but not limited to, illness, infirmity, or mental incapacity) to attend to his or her affairs, the Plan Administrator may:

                  (a) direct that the Account be withheld until a guardian or other fiduciary for such person has been duly appointed, and that the Account be paid only to such guardian or other fiduciary; or

                  (b) direct that the Account be paid to any relative by blood or by marriage, or other suitable person appearing to be equitably entitled to the same or otherwise qualified to apply the same for the benefit of such person, whose receipt shall be a complete acquittance therefor.

9.       BENEFICIARY DESIGNATION

         9.1 RIGHT TO DESIGNATE. Subject to applicable law, a Participant may designate a beneficiary or beneficiaries to receive the Participant's interest under the Plan if the Participant dies. Beneficiary designations shall not be effective unless actually received by the Plan Administrator before the Participant's death. The Plan Administrator shall determine the form and procedures for designating beneficiaries under the Plan and changes to such designations. A beneficiary designation made under this Section 9.1 may not be revoked, changed or cancelled by any testamentary disposition made by the Participant.

         9.2 VALIDITY. If the Plan Administrator determines that there is no valid beneficiary designation or that the designated beneficiary is deceased or cannot be located, the Participant's Account shall be distributed to the executor or administrator of the estate of the Participant.

         9.3 LIMITED INTEREST. No designated beneficiary or beneficiaries shall acquire any interest in the Account of the Participant before the death of the Participant by whom he or she has been designated.

10.      ADMINISTRATION

         10.1 COMMITTEE. The Committee has full authority to appoint or remove the Plan Administrator and to take any other lawful action with respect to the Plan.

         10.2 BENEFIT SERVICES. Unless and until the Committee otherwise determines, the Benefit Services business unit of the Employer shall be the Plan Administrator. The Committee may delegate any or all of its authority hereunder to such person, committee, or business unit as it may designate.

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         10.3 PLAN ADMINISTRATOR. The Plan Administrator is responsible for administering the Plan, including establishing procedures for Plan administration, providing any information, reports and disclosure to Participants required by applicable law, and maintaining necessary records. The Plan Administrator has full authority to interpret the terms of the Plan, to adopt, amend and rescind rules for the administration of the Plan, and to decide and settle all claims and questions that may arise in connection with the Plan. Decisions of the Plan Administrator interpreting the Plan or determining claims relating to the Plan are final and binding on all persons.

         10.4 EXPENSES OF THE PLAN. Subject to Sections 6.2 and 8.3(c), and except as the Plan Administrator otherwise determines, the Corporation shall pay the expenses of the Plan, including (a) legal fees, agents' fees, costs of supplies, auditing fees and other costs of operation, and (b) commissions, transfer taxes, charges and other costs incurred in the purchase of Shares for the Plan.

         10.5 AGENT. The Plan Administrator may appoint an Agent to effect transactions and provide other services to the Plan, and may terminate the Agent. The Plan Administrator may permit the Agent to contract with one or more sub-agents to carry out the Agent's duties and responsibilities with respect to the Plan.

11.      ASSIGNMENT OR ATTACHMENT

         11.1 NO ASSIGNMENT. Except as otherwise provided by law, no rights, benefit or interest of any Participant or beneficiary under the Plan may be made subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt or arrangement on the part of any person to do so shall be void.

         11.2 NO ATTACHMENT. No right, benefit or interest in the Plan shall in any way be subject to or liable for the debts, contracts, commitments, obligations, liabilities or torts of any Participant or beneficiary under the Plan or subject to attachment or legal process for or against such person.

12.      SHARES AVAILABLE UNDER THE PLAN

         12.1 AVAILABLE COMMON STOCK. Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares, Shares held as treasury stock or previously issued Shares reacquired by the Corporation, including Shares purchased on the open market.

         12.2 ADJUSTMENTS UPON CHANGES IN STOCK. In case of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other changes in corporate structure or Shares, appropriate adjustments may be made by the Plan Administrator in the aggregate number and kind of Shares subject to the Plan.

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         12.3 LEGAL COMPLIANCE. The Plan's obligation to purchase, sell and deliver Shares is at all times subject to all approvals of and compliance with any governmental authorities required in connection with the authorization, issuance, sale or delivery of such Shares as well as state and federal securities laws.

13.      VOTING OF SHARES

         Before each annual or special meeting of stockholders of the Corporation, each Participant shall receive the proxy statement for such meeting together with a form that the Participant may use to provide instructions to the Agent as to the manner of voting the Shares allocated to the Participant's Account. The Agent shall vote the Shares held in the Plan in accordance with the Participant's instructions, provided that, if the Agent does not receive instructions from a Participant within a reasonable period of time before a stockholders meeting (as determined by the Agent), the Participant's Shares shall not be voted.

14.      REPORTS AND INFORMATION

         14.1 ACCOUNT STATEMENT. Each Participant shall receive at least annually a statement of his or her Account.

         14.2 COMMUNICATION TO EMPLOYEES. The Plan Administrator shall make available upon request to Eligible Employees the material terms and conditions of the Plan in a manner designed to provide Eligible Employees with sufficient information to decide whether to enroll in the Plan. In addition, the Plan Administrator in its discretion may provide to Participants (or arrange for provision of) other materials and information about the Corporation or the Plan which the Plan Administrator believes is desirable or necessary in connection with the Plan.

15.      LIABILITY AND WAIVER

         15.1 CORRECTION OF ERRORS. If the Plan Administrator makes an error, such as in determining who is an Eligible Employee or the amount of a payroll deduction, the Plan Administrator shall take such steps as it deems appropriate to correct the error; PROVIDED, HOWEVER, that unless the Plan Administrator in its sole discretion determines otherwise, the sole correction for the erroneous exclusion of an Eligible Employee shall be the inclusion of such Employee on a prospective basis and the sole correction for a failure to pay over to the Agent the full amount deducted from the Eligible Employee's Pay, or the full amount of the contribution by the Corporation provided for in Section 5.3, shall be the payment to the Agent of the corrected additional amount for the Purchase of Shares at Current Market Value at the time of the corrective payment.

         15.2 INDEMNIFICATION. Members of the Committee and the Plan Administrator shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage, or expense for any acts or decisions taken or made in good faith under the Plan (including reasonable attorneys' fees, the costs of settling any suit, provided such

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settlement is approved by independent legal counsel selected by the Corporation, and amounts paid in satisfaction of a judgment) to the full extent permitted by law and under any directors' and officers' liability or similar insurance coverage that may from time to time be in effect.

         15.3 WAIVER OF RIGHTS. As a condition precedent to participation in the Plan or the receipt of benefits thereunder, any claims of liability against the Corporation, the Committee or the Plan Administrator with respect to the Participant's participation in the Plan are expressly waived and released by each Participant and by any and all persons claiming through the Participant, unless such claim is grounded in gross negligence or an intentional breach of the terms of the Plan by the Corporation, the Committee, or the Plan Administrator and the claim is filed within one year of the time the claim arises. This waiver and release is conclusively evidenced by the act of participation or the acceptance of benefits under the Plan.

16.      TERMINATION OR AMENDMENT OF THE PLAN

         16.1 ACTION BY THE BOARD OF DIRECTORS AND THE COMMITTEE. The Board of Directors may terminate the Plan at any time, either in its entirety or in its application to any subsidiary or other organizational unit, subject to applicable law. The Committee may amend the Plan in all respects at any time, subject to applicable law, except for the termination of the Plan in its entirety. However, termination or amendment may not adversely affect any right or interest of a Participant with respect to contributions already made.

         16.2 OTHER AMENDMENT AUTHORITY. The Executive Vice President and Director of Human Resources and the Executive Vice President, General Counsel and Secretary of the Corporation each has the authority, acting singly, to amend the Plan, but only to the extent that any such amendment does not materially increase the cost of the Plan to the Corporation and (a) is necessary to maintain the Plan in compliance with applicable law, (b) involves administrative or other insubstantial matters, or (c) involves technical corrections to the Plan.

         16.3 TERMINATION. Upon termination of the Plan, either in its entirety or in its application to any subsidiary or division or other employing unit under Section 16.1 above, the Plan Administrator shall as soon as practicable thereafter distribute the Account of each Participant affected by the termination.

17.      NOTICES

         17.1 NOTICE TO PARTICIPANTS. Any notice or communication to a Participant in connection with the Plan shall, unless otherwise required by the Plan Administrator, be deemed duly given if delivered to the Participant personally or electronically, or if mailed postage prepaid to a Participant's most recent address as listed in the records pertaining to the Plan.

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         17.2 NOTICE TO THE PLAN. The Plan Administrator may prescribe from time to time such forms of notice as it may deem desirable. Unless otherwise provided by the Committee, Participants may provide the Corporation with notices under the Plan by delivering or mailing such notices postage prepaid to the Plan Administrator.

18.      MISCELLANEOUS

         18.1 NO RIGHT TO EMPLOYMENT. Neither the act of establishing the Plan nor any provisions thereof or action taken thereunder shall be construed as giving any Participant the right to be retained as an employee of the Corporation, and the right and power of the Corporation to dismiss or discharge any employee is specifically reserved.

         18.2 SINGULAR AND PLURAL. For purposes of the Plan, the use of the singular shall also include within its meaning the plural and vice versa.

         18.3 SUCCESSORS AND ASSIGNS. The Plan shall be binding upon all persons entitled to purchase Shares under the Plan, their respective heirs, legatees, and legal representatives, including, without limitation, any such person's estate and the executors, any receiver, trustee in bankruptcy or representative of creditors of such person.

         18.4 SEVERABILITY. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and such provision shall be fully severable.

19.      APPLICABLE LAW

         The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of Rhode Island.


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         IN WITNESS WHEREOF, this Amendment and Restatement has been executed by a duly authorized officer of the Corporation on this 30th day of June, 2000.



                                   FLEETBOSTON FINANCIAL CORPORATION


                                       /s/ WILLIAM C. MUTTERPERL
                                   By: _________________________________________
                                       William C. Mutterperl
                                       Executive Vice President, General Counsel
                                       and Secretary



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